UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 28, 2009

FIRST SAVINGS FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Indiana	001-34155	37-1567871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 East Lewis & Clark Parkway, Clarksville, Indiana 47129

(Address of principal executive offices) (Zip Code)

(812) 283-0724

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Definitive Material Agreement

On April 28, 2009, First Savings Financial Group, Inc. (“FSFG”), First Savings Bank, F.S.B., the wholly-owned subsidiary of FSFG, Community First Financial Group, Inc. (“CFFG”) and Community First Bank, a majority owned subsidiary of CFFG, entered into an Agreement and Plan of Reorganization (the “Agreement”) pursuant to which Community First Bank will merge with and into First Savings Bank, with First Savings Bank as the surviving institution.

Under terms of the Agreement, shareholders of Community First Bank will be entitled to receive $17.13 in cash in exchange for each share of Community First Bank common stock, subject to decrease if the aggregate fair market value of Community First Bank’s portfolio of non-agency mortgage and asset-backed securities is less than 35% of the aggregate par value of the portfolio (as measured by pricing made available by Interactive Data Corp. as of the end of the month immediately before the closing date of the transaction). At March 31, 2009, Community First Bank’s portfolio of non-agency mortgage and asset-backed securities had an aggregate par value of approximately $21.9 million and an aggregate fair market value of approximately $10.8 million based on Interactive Data Corp. pricing data.

Based on a merger price of $17.13 per share and the 1,197,046 shares of Community First Bank common stock issued and outstanding as of the date of the Agreement, the transaction is valued at approximately $20.5 million, which indicates the following pricing metrics as of December 31, 2008:

Price/Tangible Book Value	115.32%
Core Deposit Premium	1.80%
Tangible Book Value Dilution to FSFG	29.2%

The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and the approval of the shareholders of Community First Bank. CFFG owns approximately 74% of Community First Bank’s outstanding common stock. Completion of the merger is expected to occur in the third calendar quarter of 2009.

Upon the closing of the transaction, four of Community First Bank’s directors are expected to join the board of directors of First Savings Bank and three directors of Community First Bank are expected to join the board of directors of FSFG.

The Agreement requires Community First Bank to pay First Savings Bank a cash fee of $800,000 if the Agreement is terminated upon the occurrence of certain events specified in the Agreement, including under certain circumstances involving Community First Bank’s receipt of a Superior Proposal (as defined in the Agreement).

The Agreement also contains usual and customary representations and warranties that the parties to the Agreement made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the parties, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Agreement. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 2.1 to this Form 8-K and which is incorporated herein by reference in its entirety. In addition, a copy of the press release announcing the execution of the Agreement is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of businesses acquired: Not applicable

(b)	Pro forma financial information: Not applicable.

(c)	Shell company transactions: Not applicable.

(d)	Exhibits

Number	Description
2.1*	Agreement and Plan of Reorganization dated as of April 28, 2009 among First Savings Financial Group, Inc., First Savings Bank, F.S.B., Merger Sub (as defined therein), Community First Financial Group, Inc. and Community First Bank

99.1	Press Release Dated April 29, 2009

*       The registrant has omitted schedules and similar attachments to the subject agreement pursuant to Item 601(b) of Regulation S-K. The registrant will furnish a copy of any omitted schedule or similar attachment to the Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SAVINGS FINANCIAL GROUP, INC.

Date: May 4, 2009	By:	/s/ Anthony A. Schoen
	Name:	Anthony A. Schoen
	Title:	Chief Financial Officer